Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
COMPLETES NEW $300 MILLION ASSET BACKED FINANCING

Tulsa, Oklahoma, June 18, 2010:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that its Rental Car Finance Corp. subsidiary completed a private placement of Rental Car Asset Backed Variable Funding Notes, Series 2010-2.  When fully funded, the notes will provide $300 million of additional fleet financing.  The revolving period for the notes ends in June 2013, with scheduled amortization payments due over a six-month period beginning in July 2013 and ending in December 2013.  The notes will bear interest at a spread of 375 basis points above the one-month LIBOR rate when drawn. The notes have an advance rate of approximately 65%.

“We have added $500 million of vehicle financing capacity during the first six months of 2010, demonstrating our ability to access the markets at competitive interest rates and enhancement levels,” said Scott L. Thompson, President and Chief Executive Officer.  “This transaction provides the Company with additional long-term fleet financing capacity well in advance of our next scheduled fleet debt maturity, at a rate that is below the effective fixed rates of interest paid in respect of our existing medium term notes.”

The Company noted that its next scheduled fleet debt maturity begins in December 2010 when $600 million of its Series 2006-1 notes begin amortizing over a six-month period ending in May 2011.  The Company also noted that it has no significant scheduled corporate debt maturities until June 2013, when borrowings under the Company’s existing Senior Secured Credit Facility come due and the Facility terminates.

“Subject to market conditions, we expect to complete an additional $300 million of fleet financing during the fourth quarter of 2010, which will, when combined with the availability under the new Series 2010-2 notes, provide adequate replacement financing for the Series 2006-1 notes,” said Thompson.

The Series 2010-2 notes have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Series 2010-2 notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful.

About Dollar Thrifty Automotive Group, Inc.
Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma.  Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 80 countries.  Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties that could materially affect future results include:

•
the impact of our pending acquisition by Hertz Global Holdings, Inc. or developments relating to the proposed transaction, including, among other things, diversion of management’s attention from day-to-day operations, a loss of key personnel, disruption of our operations, an inability to obtain regulatory and stockholder approvals on the terms and schedule contemplated, and the impact of pending or future litigation relating to the proposed transaction;

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the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial and credit markets and concerns about global economic prospects and the timing and strength of a recovery, and whether consumer confidence and spending levels will continue to improve;

•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful;
•	the impact of pricing and other actions by competitors, particularly as they increase fleet sizes in anticipation of seasonal activity;
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our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant increase in the level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

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the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our ability to reduce our fleet capacity as and when projected by our plans;

•	whether efforts to revitalize the U.S. automotive industry are successful, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers;
•	the effectiveness of actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary in light of the economic environment;

•	our ability to obtain cost-effective financing as needed (including replacement of asset backed notes and other indebtedness as it comes due) without unduly restricting operational flexibility;
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our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of any required amendments or waivers, such as potential reductions in lender commitments;

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our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset backed financing structures, including our ability to obtain any necessary waivers or consents with respect to recent developments involving Ambac;

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the potential for significant cash tax payments in 2010 as a result of the reduction in our fleet size and the resulting impact of our inability to defer gains on the disposition of our vehicles under our like-kind exchange program;

•	airline travel patterns, including disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions or other events;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	volatility in gasoline prices;
•	access to reservation distribution channels;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
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the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation; and

•	the impact of natural catastrophes and terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Kindra Marts
Director – Investor Relations
(918) 669-2119
kindra.marts@dtag.com